Exhibit 21.1

List of Subsidiaries of the Registrant

Subsidiary	Jurisdiction
MyCase, Inc.	California
Terra Mar Insurance Company, Inc.	Hawaii
RentLinx LLC	Michigan
Mesa Insurance Solutions, Inc.	California